Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements (Form S-3 No. 333-133431, 333-141862, 333-145339) of Goodrich Petroleum Corporation and in the related Prospectuses, and

2.	Registration Statements (Form S-8 No. 333-01077, 333-120425, 333-120427, 333-138156) of Goodrich Petroleum Corporation

of our report dated February 21, 2011, (except for Note 17, as to which the date is January 6, 2012) with respect to the consolidated financial statements of Goodrich Petroleum Corporation for the year ended December 31, 2010, included in the Current Report (Form 8-K) of Goodrich Petroleum Corporation dated January 6, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

January 6, 2012